                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                  July 25, 2000




                            CLASSIC BANCSHARES, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)


            Delaware                   0-27170                61-1289391
--------------------------------------------------------------------------------
(State or other jurisdiction  (Commission File No.)(IRS Employer Identification
of incorporation)                                                No.)



       344 17th Street, Ashland, Kentucky                           41101
------------------------------------------------------------------------------
  (Address of principal executive offices)                        (Zip Code)




       Registrant's telephone number, including area code: (606) 325-4789
                                                           --------------


                                       N/A
------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.     Other Events

     On July 25, 2000, the Registrant issued the press release attached hereto as Exhibit 99 announcing its earnings for the quarter ended June 30, 2000 and the declaration of a cash dividned.

     (a)     Exhibits

            99 Press release dated July 25, 2000.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CLASSIC BANCSHARES, INC.




Date: July 25,2000                      By: /s/Lisah M. Frazier
     -----------------                  -------------------------------
                                        Lisah M. Frazier, Senior Vice President,
                                        Treasurer and Chief Financial
                                         Officer

                                   EXHIBIT 99

FOR IMMEDIATE RELEASE

  For Additional Information Contact:
  David B. Barbour, President and Chief Executive Officer
  Lisah M. Frazier, Senior Vice President, Treasurer and Chief Financial Officer
  (606) 325-4789
  Fax (606) 324-1307
  www.bank-anywhere.com

  CLASSIC BANCSHARES, INC. REPORTS AN 18% INCREASE IN YEAR-TO-DATE EARNINGS PER
                       SHARE AND DECLARES A CASH DIVIDEND


         Ashland, Kentucky, -- July 25, 2000 -- Classic Bancshares, Inc. (NASDAQ
- CLAS) reported adjusted cash net income (which excludes amortization of goodwill) of $346,000 for the first quarter ended June 30, 2000 compared to adjusted cash net income of $315,000 for the same period in 1999. Adjusted cash earnings per share were $.32 for the three months ended June 30, 2000 compared to $.27 for the same period in 1999.

         Net income for the first quarter ended June 30, 2000 was $283,000, or $.26 per diluted share compared to $252,000, or $.22 per diluted share for the same period in 1999.

         Classic Bancshares' assets increased $4.0 million from $175.3 million at March 31, 2000 to $179.3 million at June 30, 2000. Loans increased $4.7 million from $127.8 million at March 31, 2000 to $132.5 million at June 30, 2000. Consistent with the company's strategic plan, the growth in loans continues to be primarily in the areas of commercial mortgage, commercial business, and consumer loans. Deposits decreased approximately $800,000 from $134.9 million at March 31, 2000 to $134.1 million at June 30, 2000. The decrease in deposits was due to the Company utilizing lower cost funding in order to control the Company's cost of funds.

         The Company continued to maintain strong asset quality as total non-performing assets was .6% of total assets at June 30, 2000 and March 31, 2000. The Company recorded a provision for loan losses of $69,000 for the three-month period, had net charge-offs of $22,000 for the three-month period resulting in an allowance for loan losses of $1.3 million at June 30, 2000. The allowance at June 30, 2000 was equal to 182% of total non-performing loans, 132% of non-performing assets and 1.0% of total loans receivable.

         Net interest income increased approximately $207,000 to $1.6 million for the first quarter ended June 30, 2000 compared to $1.4 million for the first quarter ended June 30, 1999. The net interest margin decreased to 4.2% for the quarter ended June 30, 2000 compared to 4.4% for the same period in 1999 due to a rising interest rate environment. The Company experienced an increase in net interest income due to a more diversified loan portfolio and volume increases.

         Non-interest income was $255,000 for the quarter ended June 30, 2000 compared to $191,000 for the quarter ended June 30, 1999. Non-interest income increased for the quarter primarily due to an increase in fees and service charges on deposit accounts. The increase in fees and service charges on deposits is the result of an increased deposit base.

         Non-interest expense for the quarter ended June 30, 2000 was $1.4 million compared to $1.2 million for the quarter ended June 30, 1999. Non-interest expenses increased due to an aggressive marketing program and the continued building of a technological infrastructure that will serve the Company well into the future.

         Stockholders' equity was $19.0 million at June 30, 2000 and March 31, 2000.

     Classic Bancshares, Inc. also announced that the Company will pay a quarterly cash dividend of $.08 per share. The dividend will be payable on August 22, 2000 to shareholders of record on August 8, 2000.

         The Company also previously announced the charter conversion of its Classic Bank subsidiary from a federal savings bank to a Kentucky-chartered commercial bank. The charter conversion was effective June 30, 2000.

         Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has two subsidiaries, Classic Bank and First National Bank of Paintsville. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with three branch offices located in Boyd, Greenup and Carter counties. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky with one branch office located in Johnson County.

         When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.







                             SEE FOLLOWING PAGES FOR
                             SELECTED FINANCIAL DATA
                        INCLUDED AS PART OF THIS RELEASE

                             SELECTED FINANCIAL DATA

     The  following  table  sets  forth  selected   financial  data  of  Classic
Bancshares, Inc. as of June 30, 2000 and March 31, 2000 and for the three months ended June 30, 2000 and 1999.

                                                                                        June 30,                   March 31,
                                                                                          2000                       2000
                                                                                                   (In Thousands)
Selected Financial Condition Data:
Total Assets                                                                           $179,335                    $175,254
Cash and other interest bearing deposits with other financial institutions                5,134                       5,354
Loans receivable, net                                                                   132,491                     127,808
Investment securities:
         Available for sale                                                              25,206                      23,135
Mortgage-backed securities:
         Available for sale                                                               3,162                       3,230
Goodwill                                                                                  5,745                       5,809
Deposits                                                                                134,089                     134,897
Federal funds purchased and securities sold under Agreement to repurchase                 2,760                       2,688
FHLB advances                                                                            21,551                      17,075
Stockholder's Equity, subject to certain restrictions                                    18,956                      18,999



                                                                                                 Three Months Ended
                                                                                                      June 30,
                                                                                          2000                        1999
                                                                                                   (In Thousands)
Selected Operation Data:
Total interest income                                                                    $3,310                      $2,699
Total interest expense                                                                    1,700                       1,296
                                                                                         ------                       -----
         Net interest income                                                              1,610                       1,403
Provision for losses on loans                                                                69                          35
                                                                                         ------                       -----
         Net interest income after provision for losses on loans                          1,541                       1,368
                                                                                         ------                       -----
Fees and service charges                                                                    217                         149
Other non-interest income                                                                    38                          42
                                                                                         ------                       -----
         Total non-interest income                                                          255                         191
         Total non-interest expense                                                       1,423                       1,239
                                                                                         ------                       -----
Income before income taxes                                                                  373                         320
Income tax expense                                                                           90                          68
                                                                                         ------                       -----
         Net Income                                                                      $  283                       $ 252
                                                                                         ======                       =====
Amortization of goodwill                                                                     63                          63
                                                                                         ------                       -----
Adjusted cash net income                                                                 $  346                       $ 315
                                                                                         ------                       -----
         Available for sale                                                              25,206                      23,135



Basic earnings per share                                                                 $0.26                        $0.22
Adjusted cash basic earnings per share*                                                  $0.32                        $0.28
Fully diluted earnings per share                                                         $0.26                        $0.22
Adjusted cash fully diluted earnings per share*                                          $0.32                        $0.27

* Adjusted to exclude amortization of goodwill




                                                                                          At or for the Three Months Ended
                                                                                                     June 30,
                                                                                          2,000                      1,999

Other Data:
Return on average assets (ratio of annualized Adjusted net income to total
         average assets)**                                                                 .8%                         .8%
Return on average equity (ratio of annualized Adjusted net income to total
         average equity)**                                                                7.3                         6.4
Net interest margin***(FTE)                                                               4.2                         4.4
Non-performing assets to total assets                                                     0.6                         0.7
Allowance for loan losses to non-performing loans                                       182.4                       141.3
Allowance for loan losses to loan receivable, net                                         1.0                         1.1
Equity to total assets at end of period                                                  10.6                        11.8
Adjusted non-interest expenses/Total revenues ****                                       69.5                        69.7
Book value per share                                                                   $16.11                      $15.75
Tangible book value per share                                                          $11.23                      $10.98
Total shares outstanding                                                            1,176,356                   1,232,545
Number of full service offices                                                              6                           6
Number of ATM locations                                                                    14                          14


--------------------------

**    Net income is  adjusted  to exclude  the  amortization  of  goodwill
***   Netinterest income (FTE) annualized divided by average earnings assets
****  Adjusted non-interest expense excludes amortization of goodwill
      Total revenues = Net interest income (FTE) + non-interest income



















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